Exhibit 10.17
EXPEDIA, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Amendment and Restatement Effective January 1, 2009)

-i-

TABLE OF CONTENTS
(continued)

-ii-

EXPEDIA, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2009)
Section 1 PURPOSE.
     The purpose of this Expedia, Inc. Executive Deferred Compensation Plan (the “Plan”) is to provide a select group of management and highly compensated employees of Expedia, Inc., a Delaware corporation, and its Affiliates the opportunity to defer Compensation.
     The Plan was originally effective as of August 9, 2005 (the “Original Effective Date”). The Plan is the successor to the IAC/InterActiveCorp Executive Deferred Compensation Plan with respect to the portion of such plan benefiting individuals who were participants in the IAC/InterActiveCorp Executive Deferred Compensation Plan and who became Eligible Employees as defined herein. Each individual who was a participant in the IAC/InterActiveCorp Executive Deferred Compensation Plan as of August 9, 2005 became a Participant in the Plan on the Original Effective Date.
     This amendment and restatement is effective January 1, 2009 (the “Effective Date”) and applies to all deferred amounts that remain unpaid as of and after the Effective Date. All deferred amounts earned through December 31, 2008 and not paid on or before such date shall be governed by this amendment and restatement, as modified by the operations of the Plan for periods on and before December 31, 2008 in accordance with Section 409A and then applicable IRS guidance (including transition relief).
Section 2 DEFINITIONS.
     Unless the context requires otherwise, the following words, as used in the Plan, shall have the meanings ascribed to each below:
     2.1 “Account” shall mean the book-entry account that shall be credited with a Participant’s Deferred Compensation pursuant to Section 4 and Earnings thereon. The Committee (or a designee of the Committee), in its sole discretion, may credit the Deferred Compensation attributable to a particular Plan Year and the Earnings thereon to a separate sub-account of each Participant’s Account.
     2.2 “Active Participant” shall mean a Participant who is currently having Deferred Compensation credited to his or her Account hereunder.
     2.3 “Affiliate” shall mean any entity affiliated With the Company (unless the context indicates otherwise) within the meaning of Code Section 414(b) with respect to a controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company and Code Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Code Section 414(o). No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, not under common control or otherwise not required to be aggregated with the Company under Code’Section 414. The applicable eighty percent (80%) voting and value percentages for the tests under Code Sections 414(b) and (c) (and Code Section 1563(a), as applicable) shall remain unchanged for purposes of the Plan, to the extent provided in Treasury Regulation Section 1.409A-1(h)(3).

     2.4 “Beneficiary” shall mean the person or trust designated by the Participant to receive benefits payable under the Plan in the event of the Participant’s death. If no Beneficiary is designated, then the Beneficiary shall be the person or trust designated by the Participant under the Company’s 401(k) plan or pursuant to the terms of the Company’s 401(k) plan (even if the Participant does not actively participate in such plan) to receive benefits payable under the Company’s 401(k) plan in the event of the Participant’s death.
     Upon the acceptance by the Committee (or a designee of the Committee) of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled. A Participant’s designation of a Beneficiary (or any election to revoke or change a prior Beneficiary designation) must be made and filed with the. Committee (or a designee of the Committee), in writing, on such form(s) and in such manner prescribed by the Committee (or a designee of the Committee). The Committee (or a designee of the Committee) shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee (or a designee of the Committee) prior to the Participant’s death.
     2.5 “Board” shall mean the Board of Directors of the Company.
     2.6 “Change of Control” shall mean any of the following events but only to the extent any such event also constitutes a “change in control”:
          (a) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than Barry Diller, Liberty Media Corporation, and their respective Affiliates (for purposes of this Section 2.6, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than fifty percent (50%) of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.6(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction that complies with Sections 2.6(c)(i), (ii) and (iii); or
          (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding Barry Diller, Liberty Media Corporation, and their respective Affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (iii) at least a majority of the members of.the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or
          (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended and as here after amended from time to time, and any regulations promulgated thereunder.
     2.8 “Committee” shall mean the Compensation Committee of the Board or any other committee or delegate appointed by the Board with respect to the Plan.
     2.9 “Company” shall mean Expedia, Inc., a Delaware corporation, and any successor corporation by merger, consolidation or transfer of all or substantially all of its assets.
     2.10 “Compensation” shall mean a Participant’s cash bonus for services paid by the Company to the Participant under the annual discretionary cash bonus program, including, without limitation, (a) any portion of the Participant’s bonus reduced pursuant to the Participant’s salary reduction agreement under Code Section 125 or 401(k) (if any), (b) any portion of the Participant’s bonus that the Participant elects to defer under any nonqualified deferred compensation plan or arrangement maintained by the Company, and (c) any portion of the Participant’s compensation that the Participant elects to reduce pursuant to any other salary reduction arrangement maintained by the Company, including, without limitation, an arrangement under Code.Section 132. Compensation shall not include any other compensation, including, without limitation, cash bonuses under a plan or program other than the annual discretionary cash bonus program, commissions, overtime pay, severance pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, noncash compensation, fringe benefits (cash and noncash), reimbursements or other expense allowances, moving expenses, lump sum payments in lieu of accrued but unused vacation or any other additional compensation. Notwithstanding the foregoing, the Company may agree in writing with a Participant to treat an item of compensation other than a Participant’s bonus compensation as Compensation for purposes of the Plan.
     2.11 “Deferral Agreement” shall mean a written agreement entered into between a Participant and the Company (at such time and pursuant to such procedures as determined and communicated by the Committee (or a designee of the Committee) in accordance with the Plan) to authorize the Company to reduce the Participant’s Compensation and credit the amount of such reduction to his or her Account under the Plan as Deferred Compensation. A Deferral Agreement may, to the extent permitted by the Committee (or a designee of the Committee) and by applicable law, be made by paper, telephonic or electronic means.
     2.12 “Deferred Compensation” shall mean the amount of Compensation deferred by a Participant pursuant to Section 4.

     2.13 “Distribution Form” shall mean one of the following forms of distribution of Supplemental Benefits available under the Plan:
          (a) One lump sum; or
          (b) Annual installment payments over a period of ten (10) years or fifteen (15) years where the amount of each installment is determined by the Committee (or a designee of the Committee) pursuant to a method uniformly applied to all Participants.
     2.14 “Distribution Time” shall mean the earliest of the following times to commence the payment of Supplemental Benefits:
          (a) The later of (i) the period from January 1 to March 15 immediately following the Plan Year in which occurs the Participant’s Separation from Service, and (ii) with respect to each Participant who is a Specified Employee, on the first day of the seventh month following his or her Separation from Service;
          (b) A specific date no less than three (3) years following the end of the period in which the Compensation that was deferred was earned; or
          (c) The date on which the Participant attains age sixty-five (65).
     2.15 “Earnings” shall mean, for any Plan Year, earnings and/or losses on amounts credited to an Account, if applicable, in accordance with Section 5.
     2.16 “Effective Date” shall mean January 1, 2009.
     2.17 “Eligible Employee” shall mean, with respect to any Plan Year, an Employee who is a member of the Company’s select group of management employees or highly compensated employees, within the meaning of ERISA, (a) whose total of annual rate of base salary from the Company is at least One Hundred Fifty Thousand Dollars ($150,000) on the later of (i) the October 1 preceding such Plan Year and (ii) the date the Employee’s employment with the Company commences and (b) who is not a nonresident alien without United States-source income.
     2.18 “Employee” shall mean any individual classified as an employee by the Company or an Affiliate. An individual classified by the Company at the time services are provided as either an independent contractor or an individual who is not classified by the Company as an employee but who provides services to the Company through another entity shall not be eligible to participate in the Plan during the period that the individual is so initially classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.
     2.19 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     2.20 “Original Effective Date” has the meaning set forth in Section 1.
     2.21 “Participant” shall mean any Eligible Employee who shall have become an Active Participant in the Plan and any individual with a balance credited to his or her Account.
     2.22 “Plan” shall mean the Expedia, Inc. Executive Deferred Compensation Plan, as amended from time to time.

     2.23 “Plan Year” shall mean the calendar year...
     2.24 “Section 409A” shall mean Code Section 409A and regulations and other guidance promulgated thereunder.
     2.25 “Separation from Service” has the meaning set forth under Treasury Regulation Section 1.409A-1(h) and generally includes a Participant’s termination of employment with the Company and all of its Affiliates.
     2.26 “Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is a key employee of the Company (or any other entity that is (a) a member of a controlled group of corporations as defined in Code Section 414(b), of which the Company is also a member; or (b) an unincorporated trade or business that is under common control with the Company as determined in accordance with Code Section 414(c)), the stock of which is publicly traded on an established securities market or otherwise. A Participant is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve (12) month period ending on a “specified employee identification date.” If a Participant is a key employee as of a specified employee identification date, he or she is treated as a Specified Employee for the twelve (12) month period beginning on the related “specified employee effective date.” Unless the Company has designated different dates in accordance with the provisions of Treasury Regulation Sections I.409A-1(i)(3) and (4), the specified employee designation date shall be December 31 of each year and the specified employee effective date shall be the following April 1.
     2.27 “Supplemental Benefit” shall mean the vested benefit payable under the Plan, which shall be payable in accordance with Section 6.
     2.28 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered, by insurance, for example, not as a result of a natural disaster); or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication; or the need to pay for the funeral expenses of a spouse, a beneficiary or a dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) each may constitute an Unforeseeable Emergency. However, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.
Section 3 PARTICIPATION.
     Each Employee who is an Eligible Employee with respect to a Plan Year shall be eligible to become an Active Participant in the Plan pursuant to Section 4 with respect to such Plan Year. A Participant shall cease to be an Active Participant with regard to a Plan Year if he or she is not, or ceases to be, an Eligible Employee with regard to the Plan. A Participant’s classification as an Eligible Employee shall be made anew for each Plan Year, and a new Deferral Agreement must be made for each Plan Year. Notwithstanding the foregoing, if an Employee ceases being eligible to participate in the Plan mid-Plan Year, his or her Deferral Agreement shall remain in effect through the end of the Plan Year.

Section 4 DEFERRAL OF COMPENSATION.
     4.1 Deferral Agreement.
          (a) Any election to defer payment of a portion of a Participant’s Compensation in a Plan Year shall be made by the Participant pursuant to a Deferral Agreement prior to the first day of such Plan Year (i.e., by the December 31 immediately preceding the Plan Year to which the Deferral Agreement relates). The Participant’s Deferral Agreement shall evidence the Participant’s agreement to the terms of the Plan. The Deferral Agreement shall authorize the Company to reduce the Participant’s Compensation by a whole percentage up to ninety percent (90%), as elected by the Participant pursuant to the Deferral Agreement. The Company may reduce the percentage that a Participant elects to defer pursuant to a Deferral Agreement in order to withhold for federal, state and local taxes or to comply with an order of a court or other authority or to withhold under any other required plan or program.
          (b) The provisions of Section 4.1(a) shall be subject to the following:
               (i) If an Employee first becomes an Eligible Employee during a Plan Year, he or she may elect to become an Active Participant with respect to such Plan Year, solely with respect to Compensation earned with respect to services performed after such election, if the election is made pursuant to a Deferral Agreement that is executed and delivered to the Company pursuant to the procedures established by the Committee (or a designee of the Committee) within thirty (30) days of the date such Employee becomes an Eligible Employee. If no deferral election is submitted within this thirty (30) day period, the Employee shall next be eligible to participate beginning January 1 of the next following Plan Year and must submit a Deferral Agreement in accordance with Section 4.1(a). This Section 4.1(b) shall not apply to any Employee who, though newly eligible to participate in the Plan, was previously eligible to participate in the Plan (other than the accrual of earnings) at any time during the twenty-four (24) month period ending on the date the Employee again became eligible to participate in the Plan.
               (ii) An election to defer Compensation hereunder pursuant to a Deferral Agreement is irrevocable and is valid only for the Plan Year (or such other period with respect to which the Compensation is earned by the Participant) following the Plan Year in which the election was made or in the case of an Employee who first becomes an Eligible Employee during a Plan Year, for Compensation earned with respect to services performed in.such Plan Year after such election. If no new Deferral Agreement is timely made with respect to any subsequent Plan Year, the Compensation earned with respect to such Plan Year shall not be deferred under the Plan.
     4.2 Book Entry of Deferred Compensation. Deferred Compensation shall be credited as a book entry to a Participant’s Account not later than the date such amount would otherwise be payable to the Participant.
     4.3 Vesting. A Participant’s Account shall be fully vested at all times, including Earnings thereon.
Section 5 MEASUREMENT OF EARNINGS.
     5.1 Selection of Measuring Alternatives. Earnings shall be credited to a Participant’s Account. The measuring alternatives used for the measurement of Earnings on the amounts in a Participant’s Account shall be selected by the Participant in writing on a form prescribed by the Committee (or a designee of the Committee) or, if permitted by the Committee (or a designee of the Committee), by telephonic or electronic transmission from among the various measuring alternatives offered under the Plan, unless the Committee (or a designee of the Committee) decides in its sole discretion to designate the measuring alternative(s) used to determine Earnings.
     5.2 Changes; Computation. In the event that, various measuring alternatives are made available to Participants, each Participant may change the selection of his or her measuring alternatives as of the beginning of any calendar month (or at such other times and in such manner as prescribed by the Committee (or a designee of the Committee), in its sole discretion), subject to such notice and other administrative procedures established by the Committee (or a designee of the Committee). To the extent permitted by the Committee (or a designee of the Committee), a Participant may make separate elections pursuant to this Section 5 with respect to his or her (i) current Account balance and (ii) future Deferred Compensation. Earnings shall be computed under this Section 5 on the balance in each Participant’s Account, if applicable, as of the last business day of each month, or such other dates as selected by the Committee (or a designee of the Committee), in its sole discretion, at a rate equal to the performance of the measuring alternative selected by the Participant for the calendar month (or such other applicable period) to which such selection relates.
     5.3 Other Rules and Procedures. The Committee (or a designee of the Committee) may, in its sole discretion, establish rules and procedures for the crediting of Earnings and the election of measuring alternatives pursuant to this Section 5.
Section 6 AMOUNT AND DISTRIBUTION OF SUPPLEMENTAL BENEFIT.
     6.1 Supplemental Benefits.
          (a) Subject to Sections 6.2 and 6.3 and to the extent otherwise required by Section 409A, with respect to the Deferred Compensation of each period in which a Participant is an Active Participant, a Participant may make an election, at the time specified in Section 6.1(c), regarding (i) the Distribution Form (or a combination of Distribution Forms) in which to receive his or her Supplemental Benefits from the Plan and (ii) the Distribution Time upon which to commence receiving his or her Supplemental Benefits attributable to such Deferred Compensation from the Plan.
          (b) If a Participant elects to receive his or her Supplemental Benefits in a Distribution Form described in Section 2.13(b), the amount of each installment payment shall be debited from the Participant’s Account. Such Account shall be deemed credited with Earnings in accordance with Section 5.
          (c) A Participant must make his or her initial election regarding the Distribution Form and Distribution Time to receive his or her Supplemental Benefits at the same time he or she enters into a Deferral Agreement.
          (d) If a Participant does not make an election with respect to the Distribution Form and/or Distribution Time, or if the Participant’s election is not effective under the Plan or does not meet the requirements of Section 409A, Supplemental Benefits shall be paid to him or her in the Distribution Form described in Section 2.13(a) and at the Distribution Time described in Section 2.14(a).
     6.2 Death. Notwithstanding any provision of the Plan to the contrary, if a Participant dies prior to receiving all of his or her Supplemental Benefits, the unpaid portion of such Supplemental Benefits shall be paid to the Participant’s Beneficiary in the form of a lump sum distribution during the period from January 1 to March 15 immediately following the Plan Year in which the Participant’s death occurs.

     6.3 Timing of Elections to Change Form and Timing of Distribution. Except as otherwise required by Section 409A, a Participant may change his or her election regarding the Distribution Form and the Distribution Time that his or her Supplemental Benefit will be paid in accordance with the following requirements:
          (a) Subject to Sections 6.3(b) and (c), such election may not take effect until the twelve (12) month anniversary of the date the election is made and filed with the Committee (or a designee of the Committee);
          (b) In the case of an election related to the payment of Supplemental Benefits not described in Section 6.2 or Section 7, the Distribution Time must not be less than five (5) years after the date such payment would otherwise have been paid, or in the case of installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid (regardless of whether the new election merely changes the Distribution Form); and
               Any election related to a payment of Supplemental Benefits at a Distribution Time described in Section 2.14(c) shall not be effective unless made at least twelve (12) months prior to the Distribution Time that such election is changing (regardless of whether the new election is only changing the Distribution Form).
No more than one change may be made under this Section 6.3 with respect to the Participant’s Supplemental Benefit.
Section 7 HARDSHIP WITHDRAWALS.
     7.1 Approval Process. Upon the request of a Participant, the Committee, in its sole discretion, may approve, due to the Participant’s Unforeseeable Emergency, a lump sum distribution to the Participant of all or a portion of the Participant’s unpaid Account. A request for a payment on account of an Unforeseeable Emergency must be made in writing to the Committee, supported by such evidence as the Committee may require, and must specify (a) the nature of the Unforeseeable Emergency, (b) the total amount requested to be paid from the Participant’s AcCount, and (c) the total amount of the actual expense incurred or to be incurred on account of the Unforeseeable Emergency. The deCision whether a Participant is faced with an Unforeseeable Emergency permitting a distribution will be based on all the relevant facts and circumstances of each case. The Company shall make a book entry to a Participant’s Account to reduce such Participant’s Account in the amount of any payments made pursuant to this Section 7.
     7.2 Maximum Amount. The amount to be paid pursuant to Section 7.1 shall not exceed the amount reasonably necessary to satisfy the applicable Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation Would not itself cause severe hardship).
     7.3 Payment Timing. If a payment on account of an Unforeseeable Emergency is approved by the Committee, such payment shall be made as soon as administratively practicable following the date of approval, but in no event later than ninety (90) days after such approval is granted.
     7.4 Cancellation of Deferral Agreement. The Deferral Agreement for any Participant who receives a payment due to an Unforeseeable Emergency under the Plan shall be cancelled for the remainder of the Plan Year. Regardless of whether a Participant has received a distribution under the

Plan due to an Unforeseeable Emergency, in the event that a Participant has received a hardship distribution from the Company’s 401(k) plan, deferrals under his or her Deferral Agreement shall be cancelled through the period that is the longer of (a) the end of the Plan Year; and (b) six (6) months following such distribution in accordance with applicable IRS regulations. Additionally, to the extent such six (6) month period ends during the next succeeding Plan Year, the Participant shall not be allowed to defer Compensation under the Plan for such next Plan Year.
Section 8 CHANGE OF CONTROL.
     Notwithstanding any other provision of the Plan to’the contrary, upon a Change of Control, the Plan shall immediately terminate and, within ninety (90) days, Participants shall be paid all, or the remaining unpaid portions of, their Supplemental Benefits, in a lump sum. This Section 8 shall be effective only if all agreements, programs and other arrangements required to be treated as a single plan with the Plan under Treasury Regulation Section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant who experienced the Change of Control event and the Plan’s termination otherwise complies with the requirements under Section 409A to the extent necessary to avoid the imposition of additional tax thereunder.
Section 9 CLAIMS PROCEDURES.
     9.1 Initial Claim.
          (a) Any claim by an Employee, Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee (or a designee of the Committee) shall notify the Claimant in writing of the denial of the claim within ninety (90) days after the Committee (or a designee of the Committee) receives the claim, provided that in the event of special circumstances such period may be extended.
          (b) In the event of special circumstances, the ninety (90) day period may be extended for a period of up to ninety (90) days (for a total of one hundred eighty (180) days). If the initial ninety (90) day period is extended, the Committee (or a designee of the Committee) shall notify the Claimant in writing within ninety (90) days of receipt of the claim. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination shall be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Committee’s request for information, or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided.
          (c) If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.
          (d) If a claim is wholly or partially denied, the notice to the Claimant shall set forth:
               (i) The specific reason or reasons for the denial;

               (ii) Specific reference to pertinent Plan provisions upon which the denial is based;
               (iii) A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;
               (iv) Appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and
               (v) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
     9.2 Claim Denial Review.
          (a) If a claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee. Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The Claimant or his or her duly authorized representative may:
               (i) Upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and
               (ii) Submit written comments, documents, records and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.
          (b) The decision of the Committee upon review shall be made within sixty (60) days after receipt of the Claimant’s request for review, unless special circumstances (including, without limitation, the need to hold a hearing) require an extension. In the event of special circumstances, the sixty (60) day period may be extended for a period of up to one hundred twenty (120) days.
               If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.
          (d) The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.
          (e) The Committee’s decision upon review on the Claimant’s claim shall be communicated to the Claimant in writing. If the claim upon review is denied, the notice to the Claimant shall set forth:
               (i) The specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based;
               (ii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

               (iii) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
     9.3 Interpretations. All interpretations, determinations and decisions of the Committee with respect to any claim, including without limitation the appeal of any claim, shall be made by the Committee, in its sole discretion, based on the Plan and comments, documents, records and other information presented to it, and shall be final, conclusive and binding. The claims procedures set forth in this Section 9 are intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall this Section 9 be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1.
Section 10 NO FUNDING OBLIGATION.
     The Plan shall not be construed to require the Company to fund any of the benefits payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan. The Company shall pay its share of the expenses of the Plan as the Company may determine from time to time in the manner specified herein. The Company shall be liable for and shall pay its fair share of the expenses of operating the Plan and trust, if any, including its share of any trustee’s fees. The amount of such charges to be paid by each Affiliate shall be determined by the Company, in its sole discretion.
     The Plan is “unfunded” and Supplemental Benefits payable hereunder shall be paid by the Company out of its general assets. Participants and their Beneficiaries shall not have any interest in any specific asset of the Company as a result of the Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship among the Company, any employer, the Committee, the Participants, their Beneficiaries or any other person. Any funds that may be invested under the provisions of the Plan shall continue for all purposes to be part of the general funds of the Company, and no person other than the Company shall by virtue of the provisions of the Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company may, in its sole discretion, establish a “rabbi trust” to pay Supplemental Benefits hereunder. If the Company decides to establish any accrued reserve on its books against the future expense of benefits payable hereunder, or if a rabbi trust is established under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.
Section 11 NONTRANSFERABILITY OF RIGHTS UNDER THE PLAN.
     The benefits payable or other rights under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to be so subjected shall not be recognized. Notwithstanding the foregoing, solely with respect to a Participant who has incurred a Separation from Service and commenced receiving payment of Supplemental Benefits under the Plan, all or a portion of the Participant’s Supplemental Benefits may be assigned to an individual other than the Participant to the extent necessary to fulfill a domestic relations order that meets all of the following requirements:
          (a) The domestic relations order must be a judgment, decree or order (including approval of a property settlement agreement) that (i) relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant (an “Alternate Payee”); and (ii) is made pursuant to a State domestic relations law (including a community property law);

          (b) Except as otherwise required under the Plan, the terms of the domestic relations order must comply with the requirements of Section 206(d)(3) of ER1SA as if the Plan were subject to such requirements;
          (c) The Alternate Payee shall receive payment under the Plan of the portion of the Participant’s Supplemental Benefits that are assigned to the Alternate Payee in a single cash lump sum payment; and
          (d) The domestic relations order contains substantially the following provisions:
The Expedia, Inc. Executive Deferred Compensation Plan (the “Plan”) is “unfunded” and benefits payable under the Plan shall be paid (“Expedia”) out of the general assets of Expedia. The Alternate Payee shall not have any interest in any specific asset of Expedia or its affiliates as a result of this Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan or this domestic relations order shall create or be construed to create a trust of any kind, or a fiduciary relationship among Expedia, the administrative committee for the Plan, the Participant and the Alternate Payee or any other person. Any funds that may be invested under the provisions of the Plan shall continue for all purposes to be part of the general funds of Expedia, and no person other than Expedia shall by virtue of the provisions of the Plan or this domestic relations order have any interest in such funds. The Alternate Payee’s rights under the Plan shall be no greater than the right of any unsecured general creditor of Expedia. The benefits payable under the Plan to the Alternate Payee shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.
          (e) Notwithstanding any other provision of the Plan to the contrary, the Alternate Payee shall not have the right to elect a Distribution Form or Distribution Time.
Section 12 MINORS AND INCOMPETENTS.
     12.1 Determination. In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless a claim has been made therefor by a duly appointed guardian, committee or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.
     12.2 Payments. Any payments to a minor from the Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

Section 13 ASSIGNMENT.
     The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Company sells all or substantially all of the assets of its business and the acquirer of such assets assumes the obligations hereunder, the Company shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.
Section 14 LIMITATION OF RIGHTS.
     Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of the Company or its Affiliates as an executive or in any other capacity or to interfere with the right of the Company or its Affiliates to discharge him or her at any time for any reason whatsoever.
Section 15 ADMINISTRATION.
     On behalf of the Company, the Plan shall be administered by the Committee or, to the extent specifically permitted under the terms of the Plan, a designee of the Committee; provided that, if any authority to administer is delegated by the Committee, such administration shall be subject to the oversight of the Committee. The Committee (or a designee of the Committee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and (e) to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or a designee of the Committee) with respect to any matter arising under the Plan and any other Plan documents including, without limitation, any question concerning eligibility and the interpretation and administration of the Plan shall be final, binding and conclusive on all parties. To the extent that a form prescribed by the Committee to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of the Plan and (ii) decisions or rules made by the Committee pursuant to the authority granted to the Committee under the Plan.
     No member of the Committee and no officer, director or employee of the Company or any other Affiliate shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with the Plan.
     The Company shall indemnify, to the fullest extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance), its officers and directors (and any employee involved in carrying out the functions of the Company under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, that are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan (other than as a Participant), except with regard to matters as to which he or she shall be adjudged in such action to be liable for fraud in the performance of his or her duties.
Section 16 AMENDMENT OR TERMINATION OF PLAN.
     On behalf of the Company, the Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend the Plan from time to time and at any time in such manner as it deems appropriate or desirable, and the Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, terminate the Plan for any reason from time to time and at any time in such manner as it deems appropriate or desirable. In the event the Company terminates or freezes the Plan, there shall be no further accrual of Supplemental Benefits hereunder.
Section 17 SEVERABILITY OF PROVISIONS.
     In case any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 18 ENTIRE AGREEMENT.
     The Plan, along with the Participant’s elections hereunder, constitutes the entire agreement between the Company and the Participant pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Company with respect to the subject matter herein.
Section 19 HEADINGS AND CAPTIONS.
     The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
Section 20 NONEMPLOYMENT.
     The Plan is not an agreement of employment and shall not grant an employee any rights of employment.
Section 21 PAYMENT NOT SALARY.
     Except to the extent a plan otherwise provides, any Supplemental Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant or Beneficiary for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company.
Section 22 GENDER AND NUMBER.
     Wherever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

Section 23 CONTROLLING LAW.
     The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees within the meanings of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
     The Company makes no representations or warranties to any Participant with respect to any tax, economic or legal consequences of the Plan or any payments to any Participant hereunder, including without limitation under Section 409A or other applicable Code provisions. However, the Company intends that the Plan and the payments provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to the Plan and the payments provided hereunder, the Company intends that the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any provision in the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Notwithstanding any provision in the Plan to the contrary, the Company may (but has no obligation to) at any time and without the consent of any Participant, modify the terms of the Plan as it determines appropriate to avoid or mitigate the imposition of additional taxes under Section 409A. The Plan shall be deemed to be amended, and any deferrals and payments hereunder shall be deemed to be modified, to the extent permitted by and necessary to comply with Section 409A and to avoid or mitigate the imposition of additional taxes under Section 409A.
     To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Delaware without giving effect to conflict of law provisions.
* * *
     IN WITNESS WHEREOF, the Company has caused the Plan to be executed effective as of January 1, 2009.

EXPEDIA, INC.

By:	/s/ Patricia L. Zuccotti
Patricia L. Zuccotti
Its:	SVP, Chief Accounting Officer & Controller